Exhibit 10.1


                 AMENDED SEVERANCE PLAN CLARIFICATION AGREEMENT

         THIS AGREEMENT, made and entered into as of this 30th day of November, 2001, by and between AMERICAN BANCORPORATION, an Ohio corporation with its office and principal place of business located in St. Clairsville, OH (hereinafter referred to as "American"), and JEREMY C. MCCAMIC, party of the second part (hereinafter referred to as "Employee"), and WESBANCO, INC., a West Virginia corporation (hereinafter referred to as "Wesbanco").

         WHEREAS, the Employee is currently serving as the Chief Executive Officer of American and is a beneficiary of that certain Severance Plan adopted by American pursuant to action of its Board of Directors taken on the 21st day of April, 1998, and

         WHEREAS, American and Wesbanco have entered into negotiations concerning the possible acquisition of American and desire to clarify certain provisions of the said Severance Plan in conjunction with the continued employment of Employee, and

         WHEREAS, the parties hereto executed an earlier version of this Agreement dated February 22, 2001, which they hereby revoke and substitute the following therefore.

         WITNESSETH   THAT:  In   consideration   of  the  mutual  promises  and
undertakings hereinafter set forth, and the parties intending to be legally bound hereby, covenant and agree as follows:

         1. Notwithstanding the provisions of said Severance Plan as set forth in the Minutes of the Board of Directors meeting dated April 21, 1998, of American, the parties hereto acknowledge their understanding that they did not intend to trigger Excise Tax under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and, accordingly, that the

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present  value  of any  annuity  payment  or lump  sum  that  may be paid to the
Employee because of a change in control of the company shall be equal to 2.99 times the Employee's "Base Amount" as such term is defined in Section 280G(b)(3) of the Code. The "Base Amount" is the average includable compensation for the past five (5) years (1997-2000) and American has calculated the Base Amount to be Three Hundred Twenty-four Thousand Four Hundred Five Dollars ($324,405.00). In no event, however, shall such annuity payment or lump sum payment under the Severance Plan equal or exceed an amount that would be considered a "parachute payment" under Section 280G(b)(2)(A) of the Code.

         2. The parties hereby acknowledge and agree that the Employee shall be paid a monthly annuity, pre-tax, of a program and company approved by him of Nine Thousand Dollars ($9,000.00) per month for life with a minimum term certain of twelve (12) years in full satisfaction of the benefit due Employee under the Severance Plan of American, which annuity shall commence within thirty (30) days of the closing of said merger. Employee shall pay all income tax attributable to receipt of such annuity payments.

         3. Employee agrees that the benefits to be provided hereunder shall be in lieu of any other benefit to which Employee might have been entitled under the terms of the Severance Plan adopted by the Board of Directors of American at its meeting of April 21, 1998, under the heading "Severance Plan".


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         WITNESS the following signatures:


                                        AMERICAN BANCORPORATION


                                        BY: /s/ BRENT E. RICHMOND
                                            ------------------------------------
                                                ITS PRESIDENT


                                            /s/ JEREMY  C. MCCAMIC
                                            ------------------------------------
                                            JEREMY C. MCCAMIC



                                            WESBANCO, INC.


                                            BY: /s/ PAUL M. LIMBERT
                                                --------------------------------
                                                    ITS PRESIDENT